UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009

Stratasys, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13400	36-3658792
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7665 Commerce Way, Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (952) 937-3000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2009, the Compensation Committee of our Board of Directors approved the award of discretionary bonuses of $59,740 to S. Scott Crump, our Chief Executive Officer, $53,948 to Thomas W. Stenoien, our Chief Operating Officer, and $25,809 to Robert F. Gallagher, our Chief Financial Officer. These bonuses represent 56% of the targeted bonuses for 2008 for each of the foregoing Named Executive Officers (“NEOs”) and no increase over the bonuses awarded for 2007. In awarding the bonuses for 2008, the Committee took into consideration the increase of 10.9% in our annual revenue from $112.2 million in 2007 to $124.5 million in 2008 and the increase of 11.5% in annual operating income from $18.5 million in 2007 to $20.6 million in 2008. The Committee also took into account the fact that the foregoing increases were achieved during a period of international economic downturn and that the base salary for each of the NEOs for 2009 was maintained at the 2008 level.

On March 18, 2009, the Committee also established the incentive compensation plan (“ICP”) that sets forth performance goals and targets for bonuses for the NEOs for calendar year 2009. Partial payments of bonuses under the ICP may be awarded quarterly based upon achieving interim targets.

The performance goals and weight factors applicable to the NEOs under the ICP are as follows:

  Achievement of Revenue Goal, 50% weighting
  Achievement of Operating Profit Goal, 50% weighting

Each NEO is assigned an individual target opportunity for ICP payments, ranging from 0% to 130% of his 2009 target. The target amount under the IPC for each NEO is as follows:

Target as a %
of Actual 2009
Named Executive Officer	Base Salary
S. Scott Crump	53%
Thomas W. Stenoien	56%
Robert F. Gallagher	23%

We will not make any payment under the ICP with respect to either performance target unless we achieve at least 70% of that target in 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATASYS, INC.
(Registrant)

Date: March 24, 2009	By:	/s/ Robert F. Gallagher
Robert F. Gallagher
Chief Financial Officer